Exhibit 5.1

601 Lexington Avenue New York, NY 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

April 2, 2018

Teva Pharmaceutical Industries Limited

5 Basel Street, Petach Tikva 4951033

Israel

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for (i) Teva Pharmaceutical Finance Netherlands II B.V. (“Teva Finance II”) and Teva Pharmaceutical Finance Netherlands III B.V. (“Teva Finance III” and, together with Teva Finance II, the “Issuers”), each a Dutch private limited liability company, and (ii) Teva Pharmaceutical Industries Limited (the “Guarantor” and, together with the Issuers, the “Registrants”), an Israeli corporation. This opinion letter is being delivered in connection with the proposed registration by the Registrants of (i) $1,250,000,000 in aggregate principal amount of Teva Finance III’s 6.000% Senior Notes due 2024 (the “2024 Exchange Dollar Notes”), (ii) $1,250,000,000 in aggregate principal amount of Teva Finance III’s 6.750% Senior Notes due 2028 (the “2028 Exchange Dollar Notes” and, together with the 2024 Exchange Dollar Notes, the “Exchange Dollar Notes”), (iii) €700,000,000 in aggregate principal amount of Teva Finance II’s 3.250% Senior Notes due 2022 (the “2022 Exchange Euro Notes”), and (iv) €900,000,000 in aggregate principal amount of Teva Finance II’s 4.500% Senior Notes due 2025 (the “2025 Exchange Euro Notes” and, together with the 2022 Exchange Euro Notes, the “Exchange Euro Notes” and, together with the Exchange Dollar Notes, the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantor, pursuant to a Registration Statement on Form S-4 filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Dollar Notes are to be issued pursuant to an Indenture (the “Dollar Base Indenture”), dated as of March 14, 2018, as supplemented by the First Supplemental Indenture (the “Dollar Supplemental Indenture” and, together with the Dollar Base Indenture, the “Dollar Indenture”), dated as of March 14, 2018, in each case, by and among Teva Finance III, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Euro Notes are to be issued pursuant to an Indenture (the “Euro Base Indenture”), dated as of March 14, 2018, by and among Teva Finance II, the Guarantor and the Trustee, as supplemented by the First Supplemental Indenture (the “Euro Supplemental Indenture” and, together with the Euro Base Indenture, the “Euro Indenture” and, together with the Dollar Indenture, the “Indentures”), dated as of March 14, 2018, by and among, Teva Finance II, the Guarantor, the Trustee and The Bank of New York Mellon, London Branch, as paying agent. The 2024 Exchange Dollar Notes are to be issued in exchange for and in replacement of Teva Finance III’s 6.000% Senior Notes due 2024 (the “2024 Original Dollar Notes”) and the 2028 Exchange Dollar Notes are to be issued in exchange for and in replacement of Teva Finance III’s 6.750% Senior Notes due 2028 (the “2028 Original Dollar Notes” and, together with the 2024 Original Dollar Notes, the “Original Dollar Notes”). The 2022 Exchange Euro Notes are to be issued in exchange for and in replacement of Teva Finance II’s 3.250% Senior Notes due 2022 (the “2022 Original Euro Notes”) and the 2025 Exchange Euro Notes are to be issued in exchange for and in replacement of Teva Finance II’s 4.500% Senior Notes due 2025 (the “2025 Original Euro Notes” and, together with the 2022 Original Euro Notes, the “Original Euro Notes” and, together with the Original Dollar Notes, the “Original Notes”).

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Teva Pharmaceutical Industries Limited

April 2, 2018

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Indentures, (ii) the Registration Statement, (iii) the Registration Rights Agreement, dated as of March 14, 2018, by and among Teva Finance III, the Guarantor, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers named therein, (iv) the Registration Rights Agreement, dated as of March 14, 2018, by and among Teva Finance II, the Guarantor, Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse Securities (Europe) Limited, HSBC Bank plc and Merrill Lynch International, as representative of the initial purchasers named therein, and (v) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and the Guarantor.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indentures and duly delivered to holders of the Original Notes in exchange for the Original Notes and the guarantees related thereto pursuant to the exchange offer described in the Registration Statement (assuming the due authorization and execution of the Exchange Notes and the Guarantees by the Issuers and the Guarantor and the due delivery of the Exchange Notes and the Guarantees by the Issuers and the Guarantor to holders of the Original Notes in exchange for the Original Notes and the guarantees related thereto), the Exchange Notes will be validly issued under the Indentures and will be binding obligations of the Issuers and the Guarantees will be validly issued under the Indentures and will be binding obligations of the Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York and represents our opinion as to how that issue would be resolved were it to be considered by the

Teva Pharmaceutical Industries Limited

April 2, 2018

highest court in the jurisdiction which enacted such laws. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indentures and the Exchange Notes and the performance by the Issuers and the Guarantor of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP